EXHIBIT 5.1

August 4, 2003

Countrywide Financial Corporation
4500 Park Granada
Calabasas, California 91302

Ladies and Gentlemen:

I have acted as counsel to Countrywide Financial Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,000,000 shares of the Company’s common stock, par value $.05 (the “Common Stock”), to be issued pursuant to the terms of the Registrant’s Global Stock Plan, as amended (the “Plan”).

In connection with rendering this opinion I have examined originals, or copies identified to my satisfaction as being true copies of originals, of such documents as I have deemed appropriate. In such examination, I have assumed that all signatures on original documents were genuine and that all documents were duly executed and delivered, where due execution and delivery are requisite to the effectiveness thereof. I have also assumed that the Common Stock will be issued for proper and sufficient consideration, in accordance with the terms of the Plan, and that the certificates representing the Common Stock will be properly issued.

On the basis of the foregoing examination and assumptions, and in reliance thereon, and upon consideration of applicable law, I am of the opinion that the Common Stock covered by the Registration Statement, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of California, and I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the federal laws of the United States of America, except that I am generally familiar with the laws of the State of Delaware presently in effect as they relate to corporate organization for purposes of the opinion set forth herein. This opinion is limited to such laws as they presently exist, to present judicial interpretation thereof and to the facts as they presently exist. I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative actions, judicial decisions or otherwise.

I hereby consent to the inclusion of this opinion as an exhibit in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SANDOR E. SAMUELS

Sandor E. Samuels
Senior Managing Director and
Chief Legal Officer